BEACON

FOURTH QUARTER & FULL YEAR 2024 EARNINGS


BEACON
USDOT 031386

BEACON IS BUILDING ON OUR TRACK RECORD OF SUCCESS

	NET SALES	NET INCOME	ADJUSTED EBITDA
Q4	**$2.4B** +4.5% from prior year	**$83.6M**	**$222.5M**
FULL YEAR	**$9.8B** +7.1% from prior year	**$362M**	**$930M**

TOTAL SHAREHOLDER RETURNS:

200%+

Generated during the past five years[1]

Delivered record fourth quarter and full year sales, strong net income and highest fourth quarter Adjusted EBITDA[2] in the Company's history

Ambition 2025 initiatives delivered growth with higher sales across all business lines

We are BUILDING momentum with significant growth potential ahead and look forward to sharing more about our future growth plans and 2028 long-term financial targets at our upcoming Investor Day on March 13, 2025



JULIAN FRANCIS
Beacon President & CEO

"Our Ambition 2025 plan has delivered multiple paths of growth every year and across all of our business lines. We have also continued to meet our targets, including reporting year-over-year net sales growth for the last 16 quarters. Moreover, our strong balance sheet capacity provided the flexibility to invest in our future growth including a continued high level of growth-oriented capital expenditures and enhancements to our operational capabilities. We ended the year with strong fourth quarter cash generation, providing ample ability to deploy capital to both profitable growth and shareholder returns. Looking ahead, our markets are large and attractive, and we are poised to accelerate our successful strategy in 2025 and beyond."


KB21844
BEACON
USDOT 031386

AMBITION 2025 IS DRIVING BEACON'S TRANSFORMATION

2024 HIGHLIGHTS

DRIVING ABOVE MARKET GROWTH

Net sales growth of 7.1% to a record $9.8B

Executed on M&A pipeline and accelerated greenfield development, significantly enhancing customer reach:

- Closed on 12 acquisitions, bringing Ambition 2025 total to 26 acquisitions and 85 branches
- Added 19 greenfield locations, bringing Ambition 2025 total to 64 new locations

Margin enhancing private label and digital channel achieved record fourth quarter and full year sales and penetration

DRIVING OPERATIONAL EXCELLENCE

Bottom-quintile branch initiative contributed $20M to bottom-line, with total Ambition 2025 contributions of $78M

Recent cost actions & productivity led to highest Q4 sales / hour worked since tracking began

Acquisition integration and greenfield playbook enhancements expediting value creation

BUILDING A WINNING CULTURE

Achieved lowest OSHA total case rate in history

Enhanced employee benefits and safety programs including Rise 4 Safety, Beacon Has Your Back and Beacon Cares

RETURNING CAPITAL TO SHAREHOLDERS

Solid net income and record Q4 Adjusted EBITDA[2]

Returned $225M to shareholders through common share repurchases in 2024

FULL YEAR 2025 GUIDANCE

Mid-Single Digit
Net Sales Growth

$950M to $1.03B
Adjusted EBITDA

1. From January 2, 2020 to November 15, 2024.
2. Non-GAAP measure; please see the included financial tables for a reconciliation of "Adjusted" non-GAAP financial measures to the most directly comparable GAAP financial measure